EXHIBIT 11
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                        HARNISCHFEGER INDUSTRIES, INC.
                  CALCULATIONS OF EARNINGS (LOSS) PER SHARE
            (Dollar amounts in thousands except per share amounts)

                                                             Year Ended October 31,
                                                        --------------------------------------
            Determination of Number of Shares                  1994          1993       1992
- ---------------------------------------------------------   ----------    ---------- ---------
Average shares outstanding...............................   25,973,621    26,606,547 29,121,653
                                                          ==========    ========== ==========

NET INCOME (LOSS)
- ---------------------------------------------------------
Income (Loss) from Continuing Operations.................     $ 19,122      $ (36,907)  $49,797
Income (Loss) from Discontinued Operations, net of
  applicable income taxes................................       (1,007)         3,680)    5,686
Gain on Sale of Discontinued Operation, net of applicable
  taxes..................................................           -          16,173       -
Cumulative Effect of Accounting Change, net of applicable
  taxes and minority interest............................      (66,142)            -        -

Earnings (Loss) Per Share
- ---------------------------------------------------------
Income (loss) from continuing operations.................       $  .74         $ 1.39     $1.71
Income (loss) from discontinued operations...............        (0.04)           .14       .20
Gain on sale of discontinued operation...................           -             .61       -
Cumulative effect of accounting change...................        (2.55)            -        -

Net Income (loss) per share                                     $(1.85)        $(0.64)    $1.91
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